UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) March 11, 2010

Pennsylvania Real Estate Investment Trust

(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	1-6300	23-6216339
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

The Bellevue, 200 S. Broad Street, Philadelphia, Pennsylvania	19102
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 875-0700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On March 11, 2010, Pennsylvania Real Estate Investment Trust (“PREIT”) filed a Current Report on Form 8-K (the “Original 8-K”) to report that PREIT had entered into an Amended, Restated and Consolidated Senior Secured Credit Agreement with Wells Fargo Bank, National Association, and the other financial institutions signatory thereto.

PREIT is filing this Current Report on Form 8-K/A (the “Amendment”) solely to add Item 9.01 to the Original 8-K to include the material contracts as exhibits. No other changes were made to the disclosure set forth in the Original 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

On March 11, 2010, PREIT Associates, L.P. (“PALP”), which is a subsidiary and the operating partnership of Pennsylvania Real Estate Investment Trust (“PREIT”), and PREIT-RUBIN, Inc., a taxable REIT subsidiary of PREIT (“PRI” and, collectively with PALP, the “Borrower”), together with PR Gallery I Limited Partnership (“GLP”) and Keystone Philadelphia Properties, L.P. (“KPP”), two other subsidiaries of PREIT, entered into an Amended, Restated and Consolidated Senior Secured Credit Agreement comprised of 1) an aggregate $520.0 million term loan made up of a $436.0 million term loan (“Term Loan A”) to PALP and PRI and a separate $84.0 million term loan (“Term Loan B”) to the other two subsidiaries (collectively, the “2010 Term Loan”) and 2) a $150.0 million revolving line of credit (the “Revolving Facility,” and, together with the 2010 Term Loan, the “2010 Credit Facility”) with Wells Fargo Bank, National Association, and the other financial institutions signatory thereto. The 2010 Credit Facility replaces the previously existing $500.0 million unsecured revolving credit facility, as amended (the “2003 Credit Facility”), and a $170.0 million unsecured term loan (the “2008 Term Loan”) that had been scheduled to mature on March 20, 2010. All capitalized terms used in this report have the meanings ascribed to such terms in the 2010 Credit Facility.

The initial term of the 2010 Credit Facility is three years, and the Borrower has the right to one 12-month extension of the initial maturity date, subject to certain conditions and to the payment of an extension fee of 0.50% of the then Revolving Facility balance.

PREIT and the Borrower used the initial proceeds from the 2010 Credit Facility to repay outstanding balances under the 2003 Credit Facility and 2008 Term Loan. At closing, the $520.0 million 2010 Term Loan was fully outstanding and $70.0 million was outstanding under the Revolving Facility.

Amounts borrowed under the 2010 Credit Facility bear interest at a rate between 4.00% and 4.90% per annum, depending on PREIT’s leverage, in excess of LIBOR, with no floor. The initial rate in effect was 4.90% per annum in excess of LIBOR. In determining PREIT’s leverage (the ratio of Total Liabilities to Gross Asset Value), the capitalization rate used to calculate

Gross Asset Value is 8.00%. The unused portion of the Revolving Facility is subject to a fee of 0.40% per annum.

The obligations under Term Loan A are secured by first priority mortgages on 20 of PREIT’s properties and a second lien on one property, and the obligations under Term Loan B are secured by first priority leasehold mortgages on the properties ground leased by GLP and KPP (the “Gallery Properties”). The foregoing properties constitute substantially all of the PREIT’s previously unencumbered retail properties.

PREIT and certain of its subsidiaries that are not otherwise prevented from doing so serve as guarantors for funds borrowed under the 2010 Credit Facility.

The aggregate amount of the lender Revolving Commitments and 2010 Term Loan under the 2010 Credit Facility is required to be reduced by $33.0 million by March 11, 2011, by a cumulative total of $66.0 million by March 11, 2012 and by a cumulative total of $100.0 million by March 11, 2013 (if the Company exercises its right to extend the Termination Date), including all payments (except payments consisting of the Release Price of a Collateral Property) resulting in permanent reduction of the aggregate amount of the Revolving Commitments and 2010 Term Loan.

The 2010 Credit Facility contains provisions regarding the application of proceeds from a Capital Event. A Capital Event is any event by which the Borrower raises additional capital, whether through an asset sale, joint venture, additional secured or unsecured debt, issuance of equity, or from excess proceeds after payment of a Release Price. Capital Events do not include Refinance Events or other specified events. After payment of interest and required distributions, the Remaining Capital Event Proceeds will generally be applied in the following order:

If the Facility Debt Yield is less than 11.00% or the Corporate Debt Yield is less than 10.00%, Remaining Capital Event Proceeds will be allocated 25% to pay down the Revolving Facility (repayments of the Revolving Facility generally may be reborrowed) and 75% to pay down and permanently reduce Term Loan A (or Term Loan B if Term Loan A is repaid in full) or, if the Revolving Facility balance is or would become $0 as a result of such payment, to pay down the Revolving Facility in full and to use any remainder of that 25% to pay down and permanently reduce Term Loan A (or Term Loan B if Term Loan A is repaid in full). So long as the Facility Debt Yield is greater than or equal to 11.00% and the Corporate Debt Yield is greater than or equal to 10.00% and each will remain so immediately after the Capital Event, and so long as either the Facility Debt Yield is less than 12.00% or the Corporate Debt Yield is less than 10.25% and will remain so immediately after the Capital Event, the Remaining Capital Event Proceeds will be allocated 75% to pay down the Revolving Facility and 25% to pay down and permanently reduce Term Loan A (or Term Loan B if Term Loan A is repaid in full) or, if the Revolving Facility balance is or would become $0 as a result of such payment, to pay down the Revolving Facility in full and to use any remainder of that 75% for general corporate purposes. So long as the Facility Debt Yield is greater than or equal to 12.00% and the Corporate Debt Yield is greater than or equal to 10.25% and each will remain so immediately after the Capital Event, Remaining Capital Event Proceeds will be applied 100% to pay down the Revolving Facility, or if the Revolving Facility balance is or would become $0 as a result of such payment, to pay down the Revolving Facility in full and to use any remainder for general corporate purposes. Remaining proceeds from a Capital Event or Refinance Event relating to Cherry Hill

Mall will be used to pay down the Revolving Facility and may be reborrowed only to repay PREIT’s unsecured indebtedness.

The 2010 Credit Facility also contains provisions regarding the application of proceeds from a Refinance Event. A Refinance Event is any event by which the Borrower raises additional capital from refinancing of secured debt encumbering an existing asset, not including collateral for the 2010 Credit Facility. The proceeds in excess of the amount required to retire an existing secured debt will be applied, after payment of interest, to pay down the Revolving Facility, or if the Revolving Facility balance is or would become $0 as a result of such payment, to pay down the Revolving Facility in full and to use any remainder for general corporate purposes. Remaining proceeds from a Capital Event or Refinancing Event relating to the Gallery Properties may only be used to pay down and permanently reduce Term Loan B (or, if the outstanding balance on Term Loan B is or would become $0 as a result such payment, to pay down Term Loan B in full and to pay any remainder in accordance with the preceding paragraph).

A Collateral Property will be released as security upon a sale or refinancing, subject to payment of the Release Price and the absence of any default or Event of Default. If, after release of a Collateral Property (and giving pro forma effect thereto), the Facility Debt Yield will be less than 11.00%, the Release Price will be the Minimum Release Price plus an amount equal to the lesser of (A) the amount that, when paid and applied to the 2010 Term Loan, would result in a Facility Debt Yield equal to 11.00% and (B) the amount by which the greater of (1) 100.0% of net cash proceeds and (2) 90.0% of the gross sales proceeds exceeds the Minimum Release Price. The Minimum Release Price is 110% (120% if, after the Release, there will be fewer than 10 Collateral Properties) multiplied by the proportion that the value of the property to be released bears to the aggregate value of all of the Collateral Properties on the closing date of the 2010 Credit Facility, multiplied by the amount of the then Revolving Commitments plus the aggregate principal amount then outstanding under the 2010 Term Loan. In general, upon release of a Collateral Property, the post-release Facility Debt Yield must be greater than or equal to the pre-release Facility Debt Yield. Release payments must be used to pay down and permanently reduce the amount of the Term Loan.

The 2010 Credit Facility contains affirmative and negative covenants customarily found in facilities of this type, including, without limitation, requirements that PREIT maintain, on a consolidated basis: (1) minimum Tangible Net Worth of not less than $483.1 million, minus non-cash impairment charges with respect to the Properties recorded in the quarter ended December 31, 2009, plus 75% of the Net Proceeds of all Equity Issuances effected at any time after September 30, 2009; (2) maximum ratio of Total Liabilities to Gross Asset Value of 0.75:1; (3) minimum ratio of EBITDA to Interest Expense of 1.60:1; (4) minimum ratio of Adjusted EBITDA to Fixed Charges of 1.35:1; (5) maximum Investments in unimproved real estate and predevelopment costs not in excess of 3.0% of Gross Asset Value; (6) maximum Investments in Persons other than Subsidiaries, Consolidated Affiliates and Unconsolidated Affiliates not in excess of 1.0% of Gross Asset Value; (7) maximum Investments in Indebtedness secured by Mortgages in favor of PREIT, the Borrower or any other Subsidiary not in excess of 1.0% of Gross Asset Value on the basis of cost; (8) the aggregate value of the Investments and the other items subject to the preceding clauses (5) through (7) shall not exceed 5.0% of Gross Asset Value; (9) maximum Investments in Consolidation Exempt Entities not in excess of 20.0% of Gross Asset Value; (10) a maximum Gross Asset Value attributable to any one Property not in excess of 15.0% of Gross Asset Value; (11) maximum Projects Under Development not in excess of 10.0% of Gross Asset Value; (12) maximum Floating Rate Indebtedness in an aggregate outstanding principal amount not in excess of one-third of all Indebtedness of PREIT, its Subsidiaries, its Consolidated Affiliates and its Unconsolidated Affiliates; (13) minimum Corporate Debt Yield of 9.50%, provided that such Corporate Debt Yield may be less than 9.50% for one period of two consecutive fiscal quarters, but may not be less than 9.25%; and (14) Distributions may not exceed 110% of REIT taxable income for a fiscal year, but if the Corporate Debt Yield exceeds 10.00%, then the aggregate amount of Distributions may not exceed the greater of 75% of FFO and 110% of REIT Taxable Income (unless necessary for PREIT to retain its status as a REIT), and if a Facility Debt Yield of 11.00% and a Corporate Debt Yield of 10.00% are achieved and continuing, there are no limits on Distributions under the 2010 Credit Facility, so long as no Default or Event of Default would result from making such Distributions. PREIT is required to maintain its status as a REIT at all times.

PREIT and the Borrower may prepay the Revolving Facility at any time without premium or penalty. PREIT and the Borrower must repay the entire principal amount outstanding under the 2010 Credit Facility at the end of its term, as the term may have been extended.

Upon the expiration of any applicable cure period following an event of default, the lenders may declare all of the obligations in connection with the 2010 Credit Facility immediately due and payable, and the Commitments of the lenders to make further loans under the 2010 Credit Facility will terminate. Upon the occurrence of a voluntary or involuntary bankruptcy proceeding of PREIT, PALP, PRI, any owner of a Collateral Property or any Material Subsidiary, all outstanding amounts will automatically become immediately due and payable and the Commitments of the lenders to make further loans will automatically terminate.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1 Amended, Restated and Consolidated Credit Agreement dated as of March 11, 2010 by and among PREIT Associates, L.P. and PREIT-RUBIN, Inc., PR Gallery I Limited Partnership and Keystone Philadelphia Properties, L.P., Pennsylvania Real Estate Investment Trust, and the financial institutions party thereto.

10.2 Amended and Restated Guaranty dated as of March 11, 2010 in favor of Wells Fargo Bank, National Association, executed by PREIT and certain of its direct and indirect subsidiaries.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

Date: March 24, 2010	By:	/S/ EDWARD A. GLICKMAN
Edward A. Glickman
President and Chief Operating Officer

Exhibit Index

10.1 Amended, Restated and Consolidated Credit Agreement dated as of March 11, 2010 by and among PREIT Associates, L.P. and PREIT-RUBIN, Inc., PR Gallery I Limited Partnership and Keystone Philadelphia Properties, L.P., Pennsylvania Real Estate Investment Trust, and the financial institutions party thereto.

10.2 Amended and Restated Guaranty dated as of March 11, 2010 in favor of Wells Fargo Bank, National Association, executed by PREIT and certain of its direct and indirect subsidiaries.

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